EXHIBIT 4.2
DESCRIPTION OF SYNOPSYS’ SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of October 31, 2020, Synopsys, Inc. (“Synopsys,” the “Company,” “we” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock.
DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock is based upon our restated certificate of incorporation and our amended and restated bylaws and applicable provisions of law. The summary is not complete, and is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.
Capitalization
Our authorized capital stock consists of 402,000,000 shares of stock, including:

•	400,000,000 shares of common stock, par value of $0.01 per share; and

•	2,000,000 shares of preferred stock, par value of $0.01 per share.

Common Stock
The holders of shares of our common stock will be entitled to vote on all matters at all meetings of the stockholders of the Company and will be entitled to one vote for each share of common stock entitled to vote at such meeting. At a meeting of stockholders at which a quorum is present, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and voting on that particular matter will decide questions brought before such meeting other than the election of directors, unless the question is one upon which a different vote is required by express provision of the statutes or our restated certificate of incorporation.
Our common stock does not have cumulative voting rights in the election of directors. Each director to be elected by stockholders will be elected by a majority of the votes cast by stockholders upon his or her election at a meeting for the election of directors at which a quorum is present. However, if the number of nominees for election at any such meeting exceeds the number of directors to be elected at such meeting, each director to be so elected will be elected as such by a plurality of the votes cast by stockholders at such meeting. A majority of votes cast will mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast on the issue of that director’s election (including votes “for” and “against” with respect to that director’s election, but excluding any abstentions or broker non-votes). If directors are to be elected by plurality of the votes cast, stockholders will not be permitted to vote against a nominee, and will only include votes “for” and votes to withhold authority.
There are no redemption or sinking fund provisions available to our common stock and our common stock does not have any preemptive, subscription or conversion rights. All outstanding shares of common stock are fully paid and nonassessable.
Subject to any preferential dividend rights applicable to the shares of preferred stock, the holders of shares of our common stock will be entitled to receive such dividends as may be declared from time to time by our board of directors. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after distribution in full of the preferential amounts to be distributed to the holders of shares of the preferred stock, the holders of shares of the common stock will be entitled to receive all of the remaining assets of the Company available for distribution to our stockholders, ratably in proportion to the number of shares of the common stock held by such holder.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SNPS.”

Preferred Stock
Our board of directors is authorized, subject to any limitations prescribed by law, without further action by our stockholders, to fix the rights, preferences, privileges and restrictions of up to an aggregate of 2,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.
Certain Anti-Takeover Effects
Certain provisions of the Delaware General Corporation Law (“DGCL”), our restated certificate of incorporation and our amended and restated bylaws summarized in the paragraphs above and in following paragraphs may have an anti-takeover effect. In other words, they could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.
Certain Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws
Unless otherwise permitted by statute, our amended and restated bylaws vest the power to call special meetings of stockholders in our (i) chairman of our board of directors, (ii) president, (iii) chief executive officer, (iv) secretary at the written request of holders of not less than 20% of all outstanding shares of our capital stock, which shares are held for not less than one (1) year prior to the date such request is delivered to Synopsys or (v) chairman of our board of directors or president or secretary at the request in writing of a majority of our board of directors. Under our restated certificate of incorporation, no action may be taken by the stockholders of the Company without a meeting, and no consents in lieu of a meeting may be taken pursuant to Section 228 of the DGCL. To be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for election to the board of directors must be delivered to our secretary not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which we first released our proxy materials to our stockholders for the prior year’s annual meeting; provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days before or after the anniversary of the preceding year’s annual meeting, a stockholder’s written notice must be delivered not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting, whichever is later. Such notice must contain information specified in our amended and restated bylaws as to the director nominee or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made.
Certain Provisions of Delaware Law
We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services.